VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
EXHIBIT 99.2 HISTORICAL AUDITED FINANCIAL INFORMATION

Board of Managers
Vector Talent Holdings, L.P.
Dublin, CA

Independent Auditor’s Report
We have audited the accompanying consolidated financial statements of Vector Talent Holdings, L.P. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income (loss), partners’ equity, and cash flows for the year ended December 31, 2019 and seven months ended December 31, 2018, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vector Talent Holdings, L.P. and its subsidiaries as of December 31, 2019 and 2018, and the consolidated results of their operations and their cash flows for the year ended December 31, 2019 and the seven months ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO Canada LLP
Markham, Ontario

June 30, 2020

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended	Seven Months Ended
	December 31, 2019	December 31, 2018
Revenues:
Subscriptions	$232,196	$110,860
Professional services	27,980	13,030
Licenses	1,021	1,140
Total revenues	261,197	125,030
Cost of revenues:
Subscriptions	42,567	21,913
Professional services	29,767	13,419
Amortization of software technology	18,688	8,223
Total cost of revenues	91,022	43,555
Gross profit	170,175	81,475
Operating expenses:
Sales and marketing	67,518	37,417
Research and development	27,004	16,147
General and administrative	30,587	15,865
General and administrative, related parties	4,242	1,250
Foreign exchange (gain) loss	(3,038)	2,281
Amortization of intangible assets	28,623	16,202
Total operating expenses	154,936	89,162
Income (loss) from operations	15,239	(7,687)
Interest expense, net	(33,242)	(16,218)
Interest expense, related parties	(1,353)	(501)
Other income	31	—
Loss before benefit from income taxes	(19,325)	(24,406)
Benefit from income taxes	(82,158)	(2,520)
Net income (loss) from operations	$62,833	$(21,886)

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018

Net income (loss) from operations	$62,833	$(21,886)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(2,297)	498
Total other comprehensive income (loss)	(2,297)	498
Total comprehensive income (loss)	$60,536	$(21,388)

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$30,123	$55,461
Accounts receivable, net	87,591	54,655
Prepaid expenses and other current assets	20,304	19,308
Total current assets	138,018	129,424
Goodwill	452,742	452,742
Intangible assets, net	116,688	152,696
Capitalized software development costs, net	19,954	23,326
Property and equipment, net	10,557	11,044
Deferred tax assets	72,891	1,846
Restricted cash	3,277	3,128
Other assets	17,299	6,530
Total assets	$831,426	$780,736
Liabilities and partners’ equity
Current liabilities:
Accounts payable	$13,687	$5,009
Accounts payable, related parties	637	450
Accrued compensation and related expenses	13,510	17,395
Accrued expenses and other current liabilities	15,192	22,740
Deferred revenue, current portion	144,410	125,444
Debt and other obligations, current portion	2,110	1,694
Debt obligations, related parties, current portion	205	205
Total current liabilities	189,751	172,937
Debt and other obligations, less current portion	417,053	437,237
Debt obligations, related parties, less current portion	19,085	20,153
Deferred revenue, less current portion	117	3,250
Deferred tax liabilities	17,560	25,801
Other long-term liabilities	4,100	3,199
Total liabilities	647,666	662,577
Commitments and contingencies (Notes 11 and 13)
Partners’ equity:
Partners’ capital	219,755	219,755
Non-controlling interest	51,384	51,384
Partners’ current accounts	(84,452)	(152,350)
Currency translation adjustment	(2,927)	(630)
Total partners’ equity	183,760	118,159
Total liabilities and partners’ equity	$831,426	$780,736

See accompanying Notes to Consolidated Financial Statements

VECTOR HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
(in thousands)

	Partners’ Capital	Non-Controlling Interest	Partners’ Current Accounts	Currency Translation Adjustment	Total Partners’ Equity

Balance as of May 31, 2018	$219,755	$51,384	$(130,464)	$(1,128)	$139,547
Comprehensive loss	—	—	(21,886)	498	(21,388)
Balance as of December 31, 2018	219,755	51,384	(152,350)	(630)	118,159
Cumulative effect of change in accounting for contract costs (Note 2)	—	—	5,065	—	5,065
Comprehensive income (loss)	—	—	62,833	(2,297)	60,536
Balance as of December 31, 2019	$219,755	$51,384	$(84,452)	$(2,927)	$183,760

See accompanying Notes to Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended	Seven Months Ended
	December 31, 2019	December 31, 2018
Operating activities:
Net income (loss)	$62,833	$(21,886)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	47,311	24,425
Depreciation	6,732	4,026
Deferred income taxes	(79,256)	(3,657)
Amortization of deferred revenue revaluation	8,086	5,521
Amortization of debt issuance costs	3,114	1,402
Unrealized foreign exchange (gains) losses	(1,437)	692
Loss on disposal of property and equipment	274	—
Non-cash interest expense	14	—
Changes in operating assets and liabilities:
Accounts receivable, net	(31,578)	(13,347)
Prepaid expenses and other assets	(4,930)	(991)
Accounts payable	10,290	(36)
Accrued expenses, and other liabilities	(15,476)	10,795
Deferred revenue	7,079	8,333
Net cash provided by operating activities	13,056	15,277
Investing activities:
Purchases of property, software, and equipment	(3,349)	(1,656)
Capitalization of software development costs	(9,545)	(3,272)
Acquisition of Lumesse Holdings B.V., net of cash acquired	—	(103,800)
Net cash used in investing activities	(12,894)	(108,728)
Financing activities:
Borrowings, net of issuance costs	—	122,715
Repayments of debt obligations	(23,936)	(2,153)
Repayments of debt obligations to related parties	(1,068)	(48)
Net cash (used in) provided by financing activities	(25,004)	120,514
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(347)	(541)
(Decrease) increase in cash, cash equivalents, and restricted cash	(25,189)	26,522
Cash, cash equivalents, and restricted cash, beginning of period	58,589	32,067
Cash, cash equivalents, and restricted cash, end of period	$33,400	$58,589
Supplemental cash flow data:
Cash paid for income taxes, net of refunds	$1,299	$424
Cash paid for interest	31,451	16,778
Non-cash investing activities:
Purchases of property and equipment, accrued but not paid	$148	$82
Assets acquired under financing agreements	1,262	—
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$30,123	$55,461
Restricted cash	3,277	3,128
Cash, cash equivalents, and restricted cash, end of period	$33,400	$58,589

See accompanying Notes to Consolidated Financial Statements

Notes to the Consolidated Financial Statements for the periods ended December 31, 2019 and 2018
Note 1: Overview and Basis of Presentation
Company and Background
Vector Talent Holdings, L.P. ("VTH" or "the Company") is a partnership located in the Cayman Islands. VTH's primary operating investments are Saba Software, Inc. and subsidiaries ("Saba US"), located in Dublin, California, U.S.A., Saba Software (Canada), Inc. ("Saba Canada"), located in Ottawa, Ontario, Canada, and Lumesse Holdings B.V. and subsidiaries ("Lumesse"), located in Luton, United Kingdom.
Saba US was incorporated in Delaware on April 16, 1997, and became an indirect wholly-owned subsidiary of Vector Talent Holdings, LLC ("Holdings") on March 30, 2015. In April 2017, VTH was formed and Holdings became its direct subsidiary. Saba Canada was incorporated as Halogen Software, Inc. ("Halogen") in January 1996 under the laws of the Province of Ontario, Canada, and was acquired by VTH on May 1, 2017. The Lumesse group of companies was founded in 1999 in the United Kingdom, and was acquired by VTH on November 1, 2018.
The Company operates globally under the name Saba, and its headquarters are located in Dublin, California, U.S.A. The Company also has offices in Australia, Canada, France, Germany, Hong Kong, India, Japan, the Netherlands, Poland, Singapore, and the United Kingdom.
Saba is a global leader in solution innovations for the people experience that uniquely address the organizations of the future and the expectations of their people. Saba solutions, based on the Saba Cloud, TalentSpace, and TalentLink platforms, provide hyper-connected talent journeys and a highly personalized people experience powered by a combination of neuroscience and responsible artificial intelligence that creates a fresh approach to the experience of work, driven by the unique needs, preferences, cultures, and goals of both companies and their people. Saba's people experience enables organizations to optimize their investment in people by embracing the realities of an increasingly heterogeneous workforce with an experience designed for talent diversity, to improve the way organizations attract and engage external candidates and bolster internal talent mobility, and to boost organizational agility, talent readiness, and people insight.
The Company serves both enterprise and mid-market customers, selling its solutions primarily through the use of a direct sales force, as well as indirectly through partners. The customer base comprises in excess of 3,000 customers across more than 70 countries, representing millions of users. Saba's customers include large global organizations and mid-market leaders in financial services, healthcare, retail and hospitality, professional services, technology, manufacturing, education, and public sector organizations.
Fiscal Year
Effective December 31, 2018, the VTH Board of Managers approved a change in fiscal year-end from May 31 to December 31. The accompanying consolidated financial statements are presented as of and for the year ended December 31, 2019, with comparative consolidated financial statements as of and for the seven months ended December 31, 2018.
Basis of Presentation
These consolidated financial statements have been reissued to comply with U.S. generally accepted accounting principles ("GAAP") for public business enterprises. The financial statements have been recast to reflect the revocation of the Private Company Council alternative related to the amortization of goodwill resulting from business combinations.
The accounts of Lumesse have been fully consolidated from November 1, 2018, the date of acquisition. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. These estimates, judgments, and assumptions include, but are not limited to: the evaluation of revenue recognition criteria, including the determination of standalone value and relative selling prices of deliverables included in multiple-deliverable revenue arrangement; the recoverability of deferred commissions; the collectibility of accounts receivable; the recognition and measurements of loss contingencies; the assessment and recoverability of long-lived assets including goodwill; the useful lives of property and equipment, capitalized software, and intangible assets; the fair values of assets acquired and liabilities assumed in business combinations; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the consolidated financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company's consolidated financial position and results of operations.

Note 2: Summary of Significant Accounting Policies
Foreign Currencies
The functional currency of the Company, Saba US, and Saba Canada is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are re-measured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of operating expenses.
The functional currency of the Lumesse subsidiaries and the non-U.S. subsidiaries of Saba US is the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using end-of-period exchange rates for assets and liabilities and period-specific average exchange rates for revenues and expenses. Cumulative translation gains and losses are recognized as a component of other comprehensive loss. Transactions denominated in currencies other than the subsidiary’s functional currency are re-measured using end-of-period exchange rates, and the resulting gains or losses are recognized as a component of operating expenses.
Fair Value Measurements
The Company considers fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company utilizes the following three-level fair value hierarchy to establish the priorities of the inputs used to measure fair value:
•Level 1: Quoted prices in active markets for identical assets or liabilities.
•Level 2: Observable inputs other than quoted market prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.
The carrying values of the Company’s accounts receivable and accounts payable approximated fair value due to the short time period to maturity or repayment, and are considered Level 1 in the fair value hierarchy. The Company had foreign exchange forward contracts measured at fair value as of December 31, 2019 and December 31, 2018 as described in Note 8: Balance Sheet Components. As explained further in Note 3: Business Combination, the assets and liabilities of Lumesse were recognized at fair value as of November 1, 2018, the date of the acquisition, using the fair value hierarchy. No other assets or liabilities were measured at fair value as of December 31, 2019 or December 31, 2018.
Business Combinations
The Company allocates the fair value of the purchase consideration in a business combination to the assets acquired and liabilities assumed, generally based on fair values as of the acquisition date. The excess of the fair value of the purchase consideration over the fair value of the net assets acquired is recorded as goodwill. Allocation of the purchase consideration requires significant estimates and assumptions about the fair value of assets acquired and liabilities assumed, especially with respect to intangible assets.
The valuation approaches applied in determining the fair value of assets acquired and liabilities assumed use unobservable inputs that reflect the Company’s assessment of the assumptions management believes market participants would use to value such assets and liabilities. Significant management inputs used in the estimation of fair value of assets acquired and liabilities assumed include, but are not limited to, expected future cash flows, future changes in technology, estimated replacement costs, discount rates, and assumptions about the period of time the brand will continue to be used in the Company’s product portfolio. The fair value of contingent consideration, if any, is based on a valuation approach using a probability assessment of expected future payment.
Amounts recorded in a business combination are subject to adjustment during the measurement period, which is a period not to exceed one year from the date of acquisition, as additional information about conditions existing at the acquisition date becomes available. Such adjustments are recognized as a change in the value of goodwill. Changes to the fair value of assets acquired, liabilities assumed, and contingent consideration subsequent to the measurement period, as well as the effect on previous periods, are recognized in results of operations during the period in which the amount of the change is determined.
Transaction costs incurred in connection with a business combination are recognized as operating expenses in the Company’s Consolidated Statement of Operations.

Revenue Recognition
Revenue
The Company derives revenues primarily from:
•Subscription fees, composed of fees from customers receiving the Company's cloud services; maintenance and support for software licensed products, which may include unspecified upgrades on a when-and-if-available basis; and hosting services for software licensed products.
•Professional services fees for implementation, technical assistance, training, and other consulting services.
•Software license fees, primarily related to legacy perpetual or term-based license customers who are purchasing additional licenses for previously-purchased software.
The Company implemented Accounting Standards Codification 606 ("Topic 606"), Revenue from Contracts with Customers, effective January 1, 2019, as required by GAAP. The Company elected to use the modified retrospective approach to adopt Topic 606, which requires recognizing the cumulative effect of initially applying the new guidance to contracts which were not substantially completed as of January 1, 2019 as an adjustment to Partners' Current Accounts. The potential adjustment to Partners' Current Accounts as of January 1, 2019, due to a reduction in deferred revenue related to software license revenues previously deferred which are recognized in revenue under Topic 606 on delivery of the license, was determined to be immaterial and was not recorded. The impact of the adoption of Topic 606 on revenue for the year ended December 31, 2019 and deferred revenue as of December 31, 2019 was determined to be immaterial.
The core principle of Topic 606 is that an entity will recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to a customer. The Company recognizes revenue from contracts with customers based on the following five-step process:
1.Identify the contract or contracts with a customer.
2.Identify all performance obligations in the contract.
3.Determine the transaction price.
4.Allocate the transaction price to the performance obligations in the contract.
5.Recognize revenue as the Company satisfies each performance obligation.
The application of this process requires the use of certain estimates and judgments, particularly in determining and evaluating complex or unusual contract terms and conditions that may impact revenue recognition. The Company identifies enforceable contracts with a customer when the agreement is signed. Arrangements are generally non-cancelable and do not contain refund or general right of return provisions. If a customer contract includes multiple performance obligations, the Company accounts for distinct performance obligations separately. The transaction price is allocated to the distinct performance obligations based on the relative stand-alone selling prices, considering the Company's overall pricing objectives, market conditions, and other factors.
For arrangements in which the Company resells third-party e-learning training content to customers, revenue is recognized at the gross amount invoiced to customers, as the Company: is primarily responsible for hosting the content on the Company's solution for the term of the agreement; controls the content before access is provided to the customer; and has discretion to establish the price charged.
Contract revenue recognized prior to January 1, 2019 followed previously specified accounting guidance, under which revenue recognition commenced when all of the following criteria were met:
•There was persuasive evidence of an arrangement.
•The service had been or was being provided to the customer, or in the case of software licenses, delivery had occurred.
•The amount of fees to be paid by the customer was fixed or determinable.
•Collection of the fees was reasonably assured.
Revenue for the comparative seven months ended December 31, 2018 has not been adjusted to conform to the recognition methodology under Topic 606.

Subscription Revenues
Generally, the Company's contracts for cloud subscriptions have three-year terms for the initial contract, and one to three-year terms for renewal contracts. The Company's cloud subscriptions do not provide customers with the right to take possession of the software supporting the services and, as a result, are accounted for as software-as-a-service ("SaaS") contracts. The nature of the Company's SaaS promise to the customer is to stand ready to provide continuous access to the Company's application platforms. Accordingly, the SaaS product is considered a stand-ready performance obligation composed of a series of distinct daily services. The Company typically satisfies its SaaS performance obligations over time as the services are provided, beginning on the date the service is made available to the customer. A time-elapsed output method is used to measure progress, because the Company's efforts are expended evenly and customers benefit consistently throughout the contract term. Cloud subscriptions are generally priced on a fixed-fee basis, with revenue recognized ratably over the contract period.
Contracts for software maintenance and hosting services generally have one-year terms. Payments for maintenance are typically due annually in advance. Maintenance is composed of technical support and unspecified updates and upgrades, and is considered a stand-ready performance obligation composed of a series of distinct daily services. The Company satisfies the maintenance performance obligation evenly over the contract term, as there is no discernible pattern of performance and the customer is expected to benefit from the service consistently throughout the contract.
Certain subscription contracts offer the licensed software in conjunction with hosting services. Hosting is considered a separate performance obligation from the licensed software, because the customer may take possession of the licensed software during the contractual term without incurring a significant penalty, and it is feasible for the customer to host the software on its own or a third-party's infrastructure. Hosting is considered a stand-ready performance obligation composed of a series of distinct days of service. Revenue for hosting services is recognized over time as the service is provided.
Professional Services Revenues
Professional services revenue is derived primarily from customer fees for standard implementation services related to the SaaS platforms or other ad hoc services. The Company's professional services contracts are generally billed either on a time-and-material basis or on a fixed-fee basis. For services performed on a time-and-material basis, revenues are recognized over time, using an output measure of hours incurred compared with hours expected to be delivered. For training revenues and services performed on a fixed-fee basis, revenues are generally recognized over time as the services are rendered using an input measure of time incurred relative to remaining hours expected to be delivered.
Software License Revenues
Software licenses are either sold as a perpetual term license for a one-time upfront fee or as a term-based subscription with payments generally made annually in advance. The Company's software licenses have significant stand-alone functionality to the customer upon delivery and are considered to be functional intellectual property. Additionally, the nature of the Company's promise in granting software licenses to a customer is typically to provide the customer a right to use the Company's intellectual property. Software licenses are considered distinct performance obligations and license revenue is recognized at a point in time upon delivery of the license.
Deferred Revenue and Contract Assets
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition. Deferred revenue is recognized as revenue when the applicable revenue recognition criteria are met. The Company generally invoices customers for its subscriptions in annual or quarterly installments, for software licenses at the time licenses are sold, and for professional services as the services are performed or in accordance with specified milestones. Deferred revenue is influenced by several factors, including completion of arrangements with professional services, seasonality, the compounding effects of renewals, invoice duration, invoice timing, and new business linearity within the quarter. The Company classifies deferred revenue as current if it expects to recognize such revenue within the following twelve months. A contract asset arises when transfer of control and recognition of revenue occurs in advance of billings and the right to bill for the goods or services is conditional on a criteria other than the passage of time.
Contract Costs
Contract costs consist primarily of sales commissions on cloud subscriptions and related payroll taxes. Costs considered direct and incremental to obtaining a contract are capitalized and included on the Consolidated Balance Sheet in Prepaid expenses and other current assets and in Other assets.

The adoption of Topic 606 for revenue recognition included adoption of Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, which requires deferral of the incremental costs of obtaining a contract with a customer. Upon adoption of Subtopic 340-40 on January 1, 2019, sales commissions on initial contracts are amortized on a straight-line basis over the estimated average customer life, and sales commissions on renewal contracts are amortized over the relevant contract renewal period. Under the modified retrospective approach to adoption of Subtopic 340-40, an adjustment of $5.1 million, net of tax, increased Partners' Current Accounts as of January 1, 2019, due to the increase in deferred commissions related to contract costs previously charged to expense which, under Subtopic 340-40, are deferred and amortized to expense over an average estimated customer life of six years. For the year ended December 31, 2019, commission expense was $7.1 million lower and the benefit from income taxes was $0.7 million lower under Subtopic 340-40 guidance compared with previous accounting rules. As of December 31, 2019, deferred commissions reported on the Consolidated Balance Sheet were $12.8 million higher than would have been reported under the previous accounting guidance.
Software Development Costs
The Company capitalizes as in-process research and development the estimated costs to develop technically feasible specific releases containing new features and functionality for its cloud-based intelligent talent management solutions that are expected to generate future sales and be accessed by customers on a subscription basis. Once the release containing new features or functionality is ready for its intended use, capitalization of development costs ceases. Costs related to maintenance, training, or the preliminary stages of development are expensed as incurred.
Development costs for software licenses sold to customers, whether accessed on-premise or in the cloud, are expensed to research and development costs as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Technological feasibility is established upon completion of a working model. Software license development costs incurred subsequent to the establishment of technological feasibility have not been material.
Advertising Expense
Advertising costs are expensed as incurred, and advertising expense is recorded in marketing expense. Advertising expenses for the year ended December 31, 2019 and the seven months ended December 31, 2018 were not material.
Warranties and Indemnification
The Company's cloud services and software are generally warranted to perform materially in accordance with user documentation under normal use and circumstances. Additionally, the Company’s contracts generally include provisions for indemnifying customers against liabilities if the cloud services or software infringe a third party's intellectual property rights. Warranties may not be purchased separately from services, and only provide assurance that the services comply with agreed-upon specifications. The Company may also incur liabilities if it breaches the security or confidentiality obligations in its contracts. In the year ended December 31, 2019 and the seven months ended December 31, 2018, the Company did not incur any material costs and has not accrued any liabilities in the accompanying consolidated financial statements as a result of these obligations. The Company has entered into service-level agreements with substantially all of its cloud services customers warranting defined levels of uptime reliability and performance, and permitting those customers to receive credits or refunds for prepaid amounts related to unused subscriptions, or to terminate their agreements in the event that the Company fails to meet those levels. To date, the Company has not been required to provide significant credits or refunds associated with cloud service-level agreements.
Income Taxes
The Company uses the liability method of accounting for income taxes. Deferred income tax assets or liabilities are recorded for the expected tax consequences of temporary differences between the financial reporting bases of assets and liabilities and amounts recognized for income tax purposes, using tax rates expected to be in effect during the years in which the basis differences are expected to reverse. A valuation allowance is recognized when it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred income tax assets and liabilities, along with related valuation allowances, are classified as non-current in the accompanying Consolidated Balance Sheets.
The calculation of tax liabilities involves uncertainties in the application of complex tax regulations. The Company determines if the weight of available evidence indicates that it is more likely than not that a tax position will be sustained on tax audit, assuming that all issues are audited and resolution of any related appeals or litigation processes is considered. The tax benefit is then measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The reserves for uncertain tax positions are adjusted as facts and circumstances change, for example on closing of a tax audit, expiration of statutes of limitation on potential assessments, or refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such a determination is made. The provisions for income taxes include the impact of reserve provisions, changes to reserves that are considered appropriate, and related interest and penalties.

Canadian investment tax credits relating to Saba Canada’s scientific research and development expenditures are recognized in the same fiscal period as the qualifying expenditures are incurred, based on management’s interpretation of applicable legislation in the Income Tax Act of Canada and the province of Quebec, if there is reasonable assurance that the tax credits will be realized. Refundable investment tax credits recognized are accounted for using the cost reduction method, whereby assistance and credits related to the acquisition of equipment are deducted from the cost of the related assets, and credits related to current expenditures (primarily salaries and employee benefits) reduce research and development expenses in the Consolidated Statement of Operations. Non-refundable investment tax credits are accounted for using the flow-through approach, such that they reduce income tax expense when they are utilized.
Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the total change in partners’ equity during the period other than from transactions with partners. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is comprised of foreign currency translation adjustments from those entities not using the U.S. dollar as their functional currency.
Cash and Cash Equivalents
Cash equivalents consist of highly liquid short-term investments with an original maturity from date of purchase of three months or less. The Company had no cash equivalents as of December 31, 2019 or December 31, 2018.
Derivative Financial Instruments
Saba Canada enters into foreign exchange forward contracts to manage its exposure to foreign exchange rate risk related to operating expenses which are realized in currencies other than the U.S. dollar. These derivative financial instruments are initially recognized at fair value as an asset or a liability at the date the forward contract is entered into, and are subsequently re-measured to fair value at the end of each reporting period. The resulting gain or loss is recognized in the Consolidated Statement of Operations. All foreign exchange forward contracts have a maturity of less than one year and are not used for speculative purposes.
Allowance for Doubtful Accounts
When appropriate, the Company maintains an allowance for doubtful accounts for potential credit losses related to accounts receivable. The allowance for doubtful accounts is determined based on the aging of the receivables, the financial condition of the Company's customers and their payment history, knowledge of specific customer issues, enforceability of contracts, historical write-off experience, geographic or country-specific risks, and other relevant assumptions. The Company regularly reviews past-due balances based on purchase order terms and other specific accounts. Unpaid account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, accounts receivable, and foreign exchange forward contracts.
Management believes the financial risks associated with cash and cash equivalents are minimal because these amounts are held in large well-established financial institutions. The Company is exposed to credit risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by governmental agencies.
The Company’s customer base includes major global organizations and industry leaders throughout the world. Accounts receivable credit risk is managed through ongoing credit evaluation of customers’ financial conditions. Accounts receivable are recorded at the invoiced amount, do not bear interest, and generally do not require collateral.
The counterparties to the Company’s foreign exchange forward contracts are large financial institutions.
Property and Equipment, net
Property and equipment are recorded at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range up to seven years.
Leasehold improvements are depreciated on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining life of the leases. Repair and maintenance costs are charged to expense as incurred, while renewals and improvements are capitalized.
Gains or losses on disposal or retirement of property and equipment are determined as the difference between sales proceeds, if any, and the carrying amount of the asset, and are recognized in the Consolidated Statement of Operations at the time of disposal or retirement.

Goodwill
Goodwill represents the excess of the consideration transferred over the fair value of tangible and identifiable intangible assets acquired, minus liabilities assumed.
The valuation of goodwill is reviewed at the reporting unit level at least annually and whenever a triggering event indicates the fair value may be less than its carrying amount. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the Company is less than the carrying amount including goodwill. If it is determined that it is more likely than not that the fair value of the Company is less than the carrying amount, then a quantitative assessment is performed. The quantitative assessment compares the Company’s carrying amount, including goodwill, with the estimated fair value of the Company. If the carrying amount exceeds the estimated fair value, an impairment loss is recognized for the excess of the carrying amount over the fair value, but not more than the carrying amount of goodwill. The Company did not recognize any goodwill impairment losses during the year ended December 31, 2019 and the seven months ended December 31, 2018.
Intangible Assets
Intangible assets consist of software technology, trade names and trade marks, customer relationships, capitalized software development costs, and in-process research and development costs. Software technology and trade names are amortized on a straight-line basis over estimated remaining useful lives which range from one to twelve years. Saba US customer relationships are amortized over ten years on an accelerated basis using estimated annual attrition rates; Saba Canada customer relationships are amortized over seven years on a straight-line basis; Lumesse customer relationships are amortized over ten years on a straight-line basis. Capitalized software development costs are amortized to cost of revenues using the straight-line method over the estimated useful life of the new features or functionality, which is typically three years.
Impairment Valuation
The Company reviews the valuation of long-lived assets, including property, equipment, and intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of long-lived assets or asset groups is calculated based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. During the annual valuation or if indicators exist that the carrying amount may not be recoverable, the Company also evaluates whether the remaining useful life of the long-lived asset is appropriate, or requires adjustment.
If the carrying amount of a long-lived asset or asset group exceeds the sum of the expected undiscounted future cash flows from the use and eventual disposition, the asset is considered to be impaired. The Company determines the amount of the impairment loss to be recognized by comparing the asset’s carrying amount with its fair value based on estimated discounted future cash flows.
Debt Issuance Costs
Debt issuance costs related to term loans are presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the debt obligation. Debt issuance costs related to lines of credit and revolving loans are presented as a deferred asset. All debt issuance costs are amortized to interest expense over the term of the related loan, using the effective interest method for term loans and the straight-line method for lines of credit and revolving loans.
Accrued Litigation
The Company evaluates the likelihood of an unfavorable outcome in legal or regulatory proceedings to which it is a party, and records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These judgments are subjective, based on the status of such legal or regulatory proceedings, the merits of the Company's defenses, and consultation with corporate and external legal counsel. Actual outcomes of these legal and regulatory proceedings may differ materially from the Company's estimates. The Company expenses legal costs as incurred.
Accounting Pronouncements Recently Adopted
Effective January 1, 2019, the Company implemented Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers. The impacts of adopting this accounting guidance are described in this Note under the headings Revenue Recognition and Contract Costs.

Accounting Pronouncements Not Yet Adopted
Leases
During February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-02, Leases, which requires lessees to recognize on the balance sheet a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term, for leases with a term greater than 12 months. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize the lease assets and lease liabilities. The lease liability and right-of-use assets are initially measured at the present value of the lease payments. The cost of the lease is allocated over the lease term on a generally straight-line basis, and all cash payments are classified as operating activities in the statement of cash flows. Certain qualitative and specific quantitative disclosures are required.
ASU 2018-10, Codification Improvements to Topic 842, Leases, issued in July 2018, provided additional guidance on certain narrow aspects of ASU 2016-02. Also issued in July 2018, ASU 2018-11, Leases—Targeted Improvements, allows entities to select an alternative transition method to the modified retrospective transition method required by ASU 2016-02. Under the alternative transition method, entities may initially apply the new leases standard at the adoption date, and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
VTH’s subsidiaries will adopt ASU 2016-02 as of the date the subsidiaries are acquired, as described in Note 15: Subsequent Events. The subsidiaries will apply the modified retrospective method of transition to identified leases as of the acquisition date. Management anticipates that adoption will have a material impact on the Consolidated Balance Sheet, but will not materially impact the Consolidated Statement of Operations.
Financial Instruments-Credit Losses
ASU 2016-13, Financial Instruments—Credit Losses, was issued by the FASB in June 2016, and amended by ASUs 2018-19 and 2019-04, Codification Improvements to Topic 326, Financial Instruments--Credit Losses. ASU 2016-13 requires a financial asset, such as trade receivables, to be presented at the net amount expected to be collected, reflecting an entity’s current estimate of all expected credit losses based on reasonable and supportable forecasts as well as historical experience and current conditions. Expected increases or decreases in expected credit losses during the reporting period are recognized in the income statement. Adoption must occur through a modified-retrospective approach, using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective.
VTH’s subsidiaries will adopt ASU 2016-13 as of the date the subsidiaries are acquired, as described in Note 15: Subsequent Events. Adoption of ASU 2016-13 is not anticipated to materially impact the consolidated financial position or results of operations.
Internal Use Software
In August 2018, the FASB issued ASU 2018-15, Intangibles--Goodwill and Other--Internal Use Software--Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires capitalization of implementation costs related to application development activities incurred for hosting arrangements that are service contracts. Costs incurred during the preliminary project and post-implementation stages should be expensed as the activities are performed.
VTH’s subsidiaries will adopt ASU 2018-15 as of January 1, 2020. Adoption of ASU 2018-15 is not anticipated to materially impact the consolidated financial position or results of operations.
Income Taxes
The FASB issued ASU 2019-12, Income Taxes--Simplifying the Accounting for Income Taxes, which simplifies accounting by removing certain exceptions to the general principles of accounting for income taxes, and clarifies and amends existing guidance in certain other areas of income tax accounting.
ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be adopted in the first quarter of 2021. The Company is currently evaluating the impact on its consolidated financial statements of adopting ASU 2019-12.

Note 3: Business Combination
On November 1, 2018, Libra Acquireco Limited ("Acquireco"), a newly formed subsidiary of VTH, acquired all the shares in the capital of Lumesse Holdings B.V., the holding company for a group of subsidiaries known as Lumesse, pursuant to a sale and purchase agreement. The gross purchase consideration was $107.9 million, not including cash acquired of $4.1 million, for a net purchase consideration of $103.8 million. In connection with the acquisition, Lumesse Finco LP ("Finco"), another newly-formed subsidiary of VTH, borrowed $127.1 million via a Supplemental Term Loan under the Saba US Credit Agreement, which amount Finco loaned to Acquireco to effect the Lumesse acquisition.
The acquisition of Lumesse extended the Company’s strength in talent development solutions into talent acquisition, talent management, mobile learning experiences, and content curation, resulting in accelerated product innovation and increased customer value, while expanding the Company's presence in Europe and Asia.
The purchase consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on an estimated closing balance sheet and estimated fair values as of November 1, 2018. As part of the purchase consideration, an escrow account in the amount of €4.0 million was established at the close of the transaction. Approximately €3.8 million was distributed to the sellers in April, 2020, based on the final closing statement. The excess of the net purchase consideration over the assets acquired and liabilities assumed was recognized as goodwill.
The allocation of the net purchase consideration was as follows (in thousands):

	Purchase Price Allocation	Estimated Useful Lives
Accounts receivable	$9,161
Deferred tax assets	1,507
Other assets, excluding cash	9,477
Property and equipment	1,843
Customer relationships	9,343	10 years
Developed technology	17,204	5 years
Trade name	2,507	1 year
Goodwill	76,932	10 years
Accounts payable and other current liabilities	(7,235)
Deferred revenue	(7,753)
Current and deferred tax liabilities	(9,186)
Purchase consideration, net of cash acquired	$103,800
The pre-acquisition carrying values of current assets, other assets, and liabilities approximated fair value. The fair value of deferred revenue was estimated based on the costs to perform the remaining services or to satisfy the remaining obligations, plus a reasonable profit. Customer relationships represent the value of future recurring revenue streams related to existing customers. The fair value of customer relationships was determined based on the present value of estimated future net cash flows. Developed technology supports the four primary Lumesse product platforms. The fair values of developed technology were determined based on the relief-from-royalty method, using royalty rates of 10.0% or 15.0%, depending on the product platform, a 13.0% discount rate, and an attrition curve ranging from 98.3% to 0.0% over a four-year period. The trade name intangible asset represents the Lumesse trade name and trademark. The fair value of the trade name was also determined based on the relief-from-royalty method, using a royalty rate of 4.0%, a 14.0% discount rate, and a one-year phase-out period. These fair value measurements are considered as Level 3 under the fair value hierarchy.
The Company paid $3.2 million during the seven months ended December 31, 2018 for legal, financial, advisory, and other fees and costs directly related to the acquisition, which are included in the accompanying Consolidated Statement of Operations as general and administrative expenses.
The estimated fair value of Lumesse's assets acquired and liabilities assumed is included in the Company's consolidated financial statements beginning November 1, 2018. The results of operations for Lumesse subsequent to November 1, 2018 have been included in the Company's consolidated statement of operations for the seven months ended December 31, 2018 and the year ended December 31, 2019. Lumesse contributed $5.1 million to total revenue for the seven months ended December 31, 2018, representing 4% of the Company's total revenue for the period. Lumesse's net loss from operations was $23.1 million for the period from the acquisition date of November 1, 2018, to December 31, 2018.
Note 4: Deferred Revenue and Remaining Performance Obligations
Deferred Revenue
The Company recognized $125.0 million during the year ended December 31, 2019 that was included in deferred revenue as of December 31, 2018.

Transaction Price Allocated to Remaining Performance Obligations
As of December 31, 2019, approximately $284.8 million of revenue is expected to be recognized from remaining performance obligations. This amount comprises mainly subscription revenue. The Company expects to recognize revenue on approximately 75% of these remaining performance obligations over the next 18 months, with the balance recognized thereafter.
The estimated revenues from the remaining performance obligations do not include uncommitted contract amounts such as amounts which are cancellable by the customer without significant penalty, future billings for time and material contracts, and amounts associated with optional renewal periods.
Note 5: Employee Benefit Plans
Severance Payments
In conjunction with reorganizations subsequent to the acquisitions of Lumesse and Halogen, certain employees who left the Company were granted severance payments either as part of the reorganization or under the terms of employment agreements. At the time the reorganization plans were approved by the Company's Board of Managers, the timing, terms, and extent of the reorganization were not sufficiently specific to enable a reliable estimate of the costs associated with the involuntary terminations. Therefore, the severance payments were accrued and recognized as an expense when severance offers were extended to employees, or when it became probable that employees with employment agreements would become entitled to severance benefits.
The total severance payments related to the acquisitions and subsequent reorganization of Lumesse and Halogen, which are included in the Consolidated Statements of Operations for the year ended December 31, 2019 and the seven months ended December 31, 2018, were $5.5 million and $8.1 million.
Retirement and Post-Employment Plans
The Company has established the Saba Software 401(k) Plan under section 401(k) of the U.S. Internal Revenue Code, covering substantially all of its U.S. employees. Under the 401(k) Plan, participating employees may defer a portion of their pretax or after-tax earnings subject to an annual contribution limit. The Company makes matching contributions up to 4.0% of the employee's deferral. Matching contributions vest upon accrual and are funded annually. The Company incurred $1.3 million of matching contribution expense during the year ended December 31, 2019 and $0.7 million during the seven months ended December 31, 2018.
The Company also sponsors a Group Registered Retirement Savings Plan covering substantially all of its Canadian employees. Participating employees may contribute a percentage of earned income up to a maximum annual contribution limit. The Company makes matching contributions up to 3.0% of the employees' contributions, subject to an annual dollar maximum. Matching contributions vest upon payment and are funded each pay period. The Company incurred $0.4 million of matching contribution expense during the year ended December 31, 2019, and $0.2 million during the seven months ended December 31, 2018.
The Company also has defined contribution pension plans, as required by local laws, for employees in Europe and Asia, and non-retirement post-employment benefit plans for employees in India. The Company contributed $2.1 million to these plans in the year ended December 31, 2019, and $0.4 million in the seven months ended December 31, 2018.
Incentive Unit Interests
Certain individuals are granted Class C incentive unit interests in VTH, representing the right to receive an income allocation only at such time as future income in excess of the current fair market value of VTH has been allocated to other units issued prior to the incentive units. No cash payments for the incentive units were required from recipients. The incentive units vest, subject to continued service and repurchase upon termination, partially over five years and partially upon a liquidity event if VTH receives a specified return on invested capital. Effectively, vesting of an incentive unit interest in VTH is conditional on the holder being employed at the time of a liquidity event and, accordingly, until such liquidity event is deemed probable, no effective vesting has occurred and no compensation expense is recognized. In the year ended December 31, 2019 and the seven months ended December 31, 2018, no expense was recognized in the Consolidated Statements of Operations related to the incentive unit interests.

The following table presents changes in the number of incentive unit interests outstanding during the year ended December 31, 2019 and the seven months ended December 31, 2018 (in thousands):

Incentive Unit Interests
Outstanding as of May 31, 2018	43,959
Granted	6,358
Cancelled or repurchased	(1,443)
Outstanding as of December 31, 2018	48,874
Granted	2,925
Cancelled or repurchased	(2,004)
Outstanding as of December 31, 2019	49,795
As of December 31, 2019, 13.7 million incentive unit interests were vested based upon length of service, and 66.1 million incentive unit interests were authorized. As of December 31, 2018, 12.6 million incentive unit interests were vested based upon length of service, and 66.1 million incentive unit interests were authorized.
Note 6: Interest Expense, Net
Interest Expense, Net
Interest expense, net consisted of the following (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Interest expense	$(33,366)	$(16,277)
Interest income	124	59
Interest expense, net	$(33,242)	$(16,218)
Note 7: Income Taxes
We calculate our provision for federal, state, and international income taxes based on current tax law.
The components of loss before provision for income taxes are as follows (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
U.S.	$19,780	$(9,136)
Foreign	(39,105)	(15,270)
Total loss before provision for income taxes	$(19,325)	$(24,406)
The benefits from income taxes are composed of the following (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Current:
U.S. Federal	$(5)	$70
U.S. State	75	—
Foreign	(2,295)	533
Total provision for (benefit from) current income taxes	(2,225)	603
Deferred:
U.S. Federal	(45,984)	—
U.S. State	(7,343)	—
Foreign	(26,606)	(3,123)
Total benefit from deferred income taxes	(79,933)	(3,123)
Total benefit from income taxes	$(82,158)	$(2,520)

The differences between the benefit from income taxes and the expected tax benefit at the statutory income tax rate is presented below (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Expected U.S. federal tax benefit at federal statutory tax provision	$(4,058)	$(5,125)
State income taxes, net of federal tax benefit	61	(1,257)
Foreign tax rate differential	(1,403)	994
Valuation allowance	(75,645)	3,470
Current tax related to prior year	(4,463)	738
Permanent differences	3,030	2,458
Tax credits	(299)	(2,503)
Foreign exchange	604	(1,252)
Other, net	15	(43)
Total benefit from income taxes	$(82,158)	$(2,520)
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. All deferred tax assets and liabilities, along with related valuation allowances, are classified as non-current in the accompanying Consolidated Balance Sheet. The components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31, 2019	December 31, 2018
Deferred income tax assets related to:
Net operating loss carryforwards	$91,886	$98,669
Property and equipment	8,944	579
Accruals and other	6,872	5,430
Tax credit carryforwards	2,662	4,638
Interest expense	4,412	2,127
Goodwill	1,593	1,822
Deferred revenue	1,154	3,902
Total deferred income tax assets	117,523	117,167
Less: valuation allowance	(26,627)	(103,036)
Net deferred income tax assets	90,896	14,131
Deferred income tax liabilities related to:
Intangible assets	(30,342)	(36,695)
Unremitted non-U.S. earnings	(1,694)	(1,459)
Capitalized accrued commissions	(3,465)	(185)
Unrealized FX	(64)	253
Total deferred income tax liabilities	(35,565)	(38,086)
Net deferred income tax assets (liabilities)	$55,331	$(23,955)
As of December 31, 2019, the Company had net operating loss carryforwards of approximately $217.9 million for U.S. federal tax purposes, approximately $117.9 million for U.S. state tax purposes, and approximately $213.8 million for foreign tax purposes. If not utilized, the U.S. federal net operating loss carryforwards generated before fiscal year 2018 will expire in various amounts from years 2020 through 2036. U.S. federal net operating losses generated in fiscal year 2018 and after are carried forward indefinitely. The U.S. state net operating loss carryforwards will expire in fiscal years 2020 through 2039. The majority of the foreign losses can be carried forward indefinitely.
The U.S. federal tax credit carryforwards will expire in calendar years 2020 through 2039. The California state research credit will carry forward indefinitely. The Company also has unused Canadian federal investment tax credits of $1.1 million and Ontario research and development tax credits of $0.1 million that are available to reduce future taxable income or taxes. These tax credits begin to expire in 2035.
Utilization of U.S. net operating loss and tax credit carryforwards may be subject to substantial annual limitations in the future due to any ownership changes as provided by the U.S. Internal Revenue Code and similar U.S. state tax provisions. The annual limitations based on such potential ownership changes could result in the expiration of the net operating loss and tax credit carryforwards before utilization. Similarly, foreign losses are also subject to certain restrictions due to any ownership changes, which could result in the expiration of the carryforward losses before utilization.

Deferred tax assets are recognized to the extent that it is more likely than not that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets of $90.9 million recorded by the Company are more likely than not to be realized, and therefore no valuation allowance has been established against the associated deferred tax assets.
A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. As of December 31, 2019, due to a new global transfer pricing policy, management determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred taxes are realizable. It therefore reduced the valuation allowance accordingly.
The valuation allowance related to deferred tax assets decreased $76.4 million from December 31, 2018 to December 31, 2019 due to the recognition of the asset meeting the more likely than not criteria. A valuation allowance related to deferred tax assets of $26.6 million has been recorded as of December 31, 2019 for foreign deferred tax assets which are not more likely than not to be realized.
As of December 31, 2019, the Company had temporary differences of $4.3 million related to investments in subsidiaries for which no deferred tax liabilities have been recorded, as the Company is able to control the timing of the reversal of these temporary differences and it is not probable that these differences will reverse in the foreseeable future.
The aggregate changes in gross unrecognized tax benefits for the year ended December 31, 2019 and the seven months ended December 31, 2018 were as follows (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Balance at beginning of period	$8,035	$1,797
Decrease for tax positions related to prior years	(51)	(13)
Increase for tax positions related to current year	642	6,370
Decrease related to settlements with tax authorities	(6,276)	—
Reduction due to lapse of applicable statutes of limitations	(139)	(119)
Balance at end of period	$2,211	$8,035
The provision for unrecognized tax benefits relates to business in territories outside of the U.S. The Company does not expect the change in uncertain tax positions to have a material impact on its financial position, results of operations, and liquidity. Interest and penalties of $0.1 million related to unrecognized tax benefits were recognized in the Consolidated Statement of Operations provision for income taxes during the year ended December 31, 2019.
Domestically, there are currently no examinations for U.S. federal and state taxing authorities. Internationally, tax authorities are examining the returns of the Company’s subsidiaries in Germany. However, the Company has provided for any such examinations and believes that, as of December 31, 2019, the gross unrecognized tax benefits will not materially change in the next twelve months. The German audit was settled in Q1 2020 in agreement to the provision. The Company also believes that it has adequately provided for any reasonably foreseeable outcomes related to any tax audits and that any settlement will not have a material adverse effect on its consolidated financial position or results of operations. However, there can be no assurances as to the possible outcomes.
Note 8: Balance Sheet Components
Cash and Cash Equivalents
Cash and cash equivalents are considered Level 1 in the fair value hierarchy. As of December 31, 2019 and 2018, cash and cash equivalents included $26.6 million and $28.2 million held by the Company’s non-U.S. subsidiaries. As the Company distributes or uses such cash and cash equivalents outside those jurisdictions, including distributions to the U.S., the Company may be subject to additional taxes or costs. The Company had no cash equivalents as of December 31, 2019 or December 31, 2018.
Concentration of Credit Risk
No single customer accounted for more than 3.0% of gross accounts receivable as of December 31, 2019 and 2018. No single customer represented over 1.5% of total revenues in the year ended December 31, 2019 or the seven months ended December 31, 2018.

Accounts Receivable, Net
Accounts receivable consist of amounts billed for products and services, and are stated net of an allowance for doubtful accounts. The following table presents the activity in the allowance for doubtful accounts (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Balance at beginning of period	$(2,505)	$(1,854)
Additions and adjustments	94	(761)
Write-offs	48	110
Recoveries	(37)	—
Balance at end of period	$(2,400)	$(2,505)
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Prepaid expenses	$9,560	$8,169
Other receivables	346	4,746
Deferred commissions, current portion	6,726	3,889
Unbilled accounts receivable	2,816	2,134
Taxes receivable	422	323
Fair value of foreign exchange forward contracts	381	—
Employee receivables	53	47
Total prepaid expenses and other current assets	$20,304	$19,308
Deferred commissions consist of certain sales commissions associated with non-cancelable cloud subscription arrangements, which are paid to the Company’s direct sales force, deferred on the Consolidated Balance Sheet, and amortized to Sales and marketing expense over the estimated customer life.
The fair value of foreign exchange forward contracts is based on quoted foreign exchange rates, which are classified as Level 2 within the fair value hierarchy. The notional amounts of foreign exchange forward contracts outstanding at December 31, 2019 and 2018 was $19.8 million and $22.9 million, consisting of contracts to exchange US dollars for Canadian dollars, used to manage Saba Canada’s exposure to foreign exchange rate risk related to operating expenses incurred in Canadian dollars. All forward contracts have a maturity of less than one year.
Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	Estimated Useful Lives (in years)	December 31, 2019	December 31, 2018
Computer equipment and software	1 - 5	$26,908	$21,169
Leasehold improvements	1 - 4	2,171	4,970
Office furniture and fixtures	7	5,010	2,089
Total depreciable property and equipment		34,089	28,228
Accumulated depreciation and amortization		(23,532)	(17,184)
Total property and equipment, net		$10,557	$11,044
Property and equipment depreciation expense for the year ended December 31, 2019 and the seven months ended December 31, 2018 was $6.7 million and $4.0 million. Property and equipment depreciation is allocated to all functional areas based on headcount.
Restricted Cash
Restricted cash secures obligations related to operating leases, foreign exchange forward contracts, and credit card payments. Restricted cash is considered Level 1 in the fair value hierarchy.
Other Assets
Other assets consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Long-term deposits and other assets	$3,787	$4,006
Deferred commissions, less current portion	13,512	2,524
Total other assets	$17,299	$6,530

Accrued Compensation and Related Expenses
Accrued compensation as of December 31, 2019 and 2018 includes provisions of $0.3 million and $6.2 million for severance costs payable.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Income taxes payable	$3,406	$6,804
Accrued expenses	2,459	6,229
Sales and other taxes payable	5,435	4,475
Other current liabilities	1,850	1,821
Deferred rent	222	1,139
Fair value of foreign exchange forward contracts	—	1,056
Customer liabilities	1,820	1,216
Total accrued expenses and other current liabilities	$15,192	$22,740
The notional amount of foreign exchange forward contracts outstanding at December 31, 2018 was $22.9 million.
Other Long-Term Liabilities
Other long-term liabilities consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Long-term income taxes payable	$1,585	$1,551
Deferred rent, less current portion	643	913
Other long-term liabilities	1,872	735
Total other long-term liabilities	$4,100	$3,199
Note 9: Goodwill, Intangible Assets, and Capitalized Software Development Costs
Goodwill
The following table provides a summary of goodwill (in thousands):

	December 31, 2019	December 31, 2018
Goodwill resulting from:
Acquisition of Saba US on March 1, 2015	$296,435	$296,435
Acquisition of Halogen on May 1, 2017	79,375	79,375
Acquisition of Lumesse on November 1, 2018	76,932	76,932
Total goodwill	$452,742	$452,742
Intangible assets, net
Certain intangible assets were recognized as a result of the acquisitions of Saba US, Halogen, and Lumesse. The following table provides a summary of the carrying amounts of intangible assets (in thousands):

		As of December 31, 2019			As of December 31, 2018
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	7 - 12	$207,243	$(100,484)	$106,759	$207,243	$(75,679)	$131,564
Software technology	5	37,200	(29,952)	7,248	37,200	(22,568)	14,632
Trademarks/Trade Name	5 - 6	12,407	(9,726)	2,681	12,407	(5,907)	6,500
Total		$256,850	$(140,162)	$116,688	$256,850	$(104,154)	$152,696

Amortization expense for intangible assets and capitalized software development costs is presented in the accompanying Consolidated Statements of Operations as follows (in thousands):

	Year Ended December 31, 2019	Seven Months Ended December 31, 2018
Cost of revenues:
Amortization of software technology intangible assets	$7,384	$4,359
Amortization of capitalized software development costs	11,304	3,864
Total intangible asset and capitalized software development cost amortization expense in cost of revenues	18,688	8,223
Operating expenses:
Amortization of intangible assets	28,623	16,202
Total amortization expense	$47,311	$24,425
The estimated future amortization expense as of December 31, 2019 is as follows (in thousands):

Fiscal Year	Amount
2020	$28,662
2021	25,951
2022	23,423
2023	22,279
2024	11,507
2025 and thereafter	4,866
Total estimated future amortization expense	$116,688
All intangible assets held as of December 31, 2019 are expected to be fully amortized by December 31, 2029.
Capitalized Software Development Costs, net
The following table provides a summary of the carrying amounts of capitalized software development costs (in thousands):

		As of December 31, 2019			As of December 31, 2018
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software	3 - 5	$40,719	$(22,159)	$18,560	$31,601	$(9,395)	$22,206
In-process research and development	Not applicable	1,394	—	1,394	1,120	—	1,120
Total		$42,113	$(22,159)	$19,954	$32,721	$(9,395)	$23,326
The Company capitalizes the estimated costs to develop specific releases containing new features and functionality for its cloud-based intelligent talent management solutions. The capitalized costs are presented as in-process research and development until the release is ready for its intended use, at which time amortization of the cost begins.
Software development costs of $9.5 million and $3.3 million incurred during the year ended December 31, 2019 and the seven months ended December 31, 2018 were capitalized.
Note 10: Debt and Other Obligations
Credit Agreement
Saba US entered into a Credit Agreement on May 1, 2017 with various lenders which provided a senior secured first lien Term Loan facility in an aggregate principal amount of $350.0 million and a senior secured Revolving Credit Facility in an aggregate principal amount of $25.0 million, with a letter of credit sublimit of the lesser of $10.0 million or the unused amount of the Revolving Commitment.
The First Amendment and Consent to the Credit Agreement, dated July 31, 2017, revised the due date for certain information requirements, and the Second Amendment, dated April 30, 2018, reduced by 1% the margins added to the market interest rate to determine the interest rate paid, favorably adjusted selected financial covenants, and lowered the available amount of the Revolving Credit Facility to $20.0 million. Saba US paid amendment, legal, and documentation fees of $0.8 million in connection with the Second Amendment. The Third Amendment, signed in September 2018, postponed the commencement date for required additional principal prepayments.

On November 1, 2018, VTH, Saba US, Finco, and Acquireco entered into the Fourth Amendment and Joinder to the Credit Agreement which provided a Supplemental Term Loan of $127.1 million to Finco for purposes of financing the acquisition of Lumesse, added Finco and Acquireco as borrowers, and added Finco and Acquireco's equity interests as collateral under the Credit Agreement. The Company paid amendment, legal, and documentation fees of $4.4 million in connection with the Fourth Amendment.
On January 31, 2019, the Company entered into the Fifth Amendment to the Credit Agreement, which changed the quarterly principal payments under the Credit Agreement from fiscal quarter-ends to calendar quarter-ends, to coincide with the Company's change in fiscal year, and allowed additional time for reporting results of the period ended December 31, 2018. The Company paid an amendment fee of $0.1 million in connection with the Fifth Amendment.
The Credit Agreement is secured by a first priority lien on all the Company’s assets, including a pledge of the capital stock of certain subsidiaries, and includes standard representations and warranties, as well as various customary affirmative and negative financial covenants.
Term Loan
The balance outstanding on the Term Loan was $326.6 million as of December 31, 2019 and $344.8 million as of December 31, 2018. Unamortized debt issuance costs related to the Term Loan of $6.5 million and $8.4 million as of December 31, 2019 and 2018 are presented in the Consolidated Balance Sheets as a direct deduction from the carrying amount of the Term Loan.
The weighted average effective interest rate on the Term Loan was 7.5% for the year ended December 31, 2019. The Credit Agreement provides that Saba US may choose either a daily-fluctuating Index Rate plus an Index Margin of 3.5% effective May 1, 2018 or a fixed interest rate based on the London Inter-Bank Offered Rate (LIBOR) for a term of one, two, or three months, as chosen by Saba US, plus a LIBOR Margin of 4.5% effective May 1, 2018. The Index Rate is equal to the highest of (a) the prime rate, (b) the federal funds effective rate plus 0.5%, or (c) the daily three-month LIBOR rate plus 1.0%.
The Credit Agreement includes affirmative covenants relating to the provision of financial statements, financial forecasts, insurance, and other customary documentation. The Credit Agreement also includes restrictive financial covenants based on periods of four consecutive quarters regarding the Total Leverage Ratio, a maximum ratio of total debt to earnings before interest, taxes, depreciation, amortization, and other adjustments as defined (EBITDA). The Credit Agreement also limits the Company’s ability, among other things, to incur other debt or liens, to make investments, loans or advances, to transfer assets, to create guarantees, and to prepay indebtedness other than the Credit Agreement. As of December 31, 2019 and throughout 2019, the Company was in compliance with all covenants.
The principal amount of the Term Loan must be repaid in quarterly installments of $0.9 million through the maturity date of May 1, 2023, at which date any remaining principal balance must be repaid. Beginning December 31, 2019, the Credit Agreement requires additional prepayments determined by a percentage of defined Excess Cash Flow that fluctuates based on the Total Leverage Ratio. With specified exceptions, if all or any part of the principal balance of the Term Loan is reduced or terminated prior to November 2, 2020, other than by required quarterly installment payments, a prepayment premium of 2.0% until November 2, 2019 and 1.0% from November 3, 2019 until November 2, 2020, would be payable, with no prepayment premium payable after November 2, 2020. In accordance with one of the specified exceptions, the Company made a prepayment on the Term Loan of $14.6 million on March 6, 2019 without incurring a prepayment premium.
Supplemental Term Loan
The balance outstanding on the Supplemental Term Loan was $120.4 million and $127.1 million as of December 31, 2019 and 2018. Unamortized debt issuance costs related to the Supplemental Term Loan of $3.2 million as of December 31, 2019 and $4.2 million as of December 31, 2018 are presented in the Consolidated Balance Sheet as a direct deduction from the carrying amount of the Supplemental Term Loan.
The weighted average effective interest rate on the Supplemental Term Loan was 7.7% for the year ended December 31, 2019. The interest rate options and covenants for the Supplemental Term Loan are identical to the Term Loan options and covenants. As of December 31, 2019 and throughout 2019, the Company was in compliance with all covenants.
The principal amount of the Supplemental Term Loan must be repaid in quarterly installments of $0.3 million through the maturity date of May 1, 2023, at which date any remaining principal balance must be repaid. The additional prepayments required under the Credit Agreement will be applied pro rata to the Term Loan and Supplemental Term Loan based on the respective outstanding principal balances. With specified exceptions, if all or any part of the principal balance of the Term Loan is reduced or terminated prior to November 2, 2020, other than by required quarterly installment payments, a prepayment premium of 2.0% until November 2, 2019 and 1.0% from November 3, 2019 until November 2, 2020, would be payable, with no prepayment premium payable after November 2, 2020. In accordance with one of the specified exceptions, the Company made a prepayment on the Supplemental Term Loan of $5.4 million on March 6, 2019, with no prepayment premium payable.

Revolving Credit Facility
As of December 31, 2019 and 2018, no amounts had been drawn under the Revolving Credit Facility. Debt issuance costs related to the Revolving Credit Facility of $0.4 million and $0.5 million as of December 31, 2019 and 2018 are presented in the Consolidated Balance Sheet as a deferred asset. Deferred debt issuance costs of $0.1 million were charged to interest expense during the seven months ended December 31, 2018 in connection with the Second Amendment reduction in the Revolving Credit Facility amount. Fees payable for outstanding letters of credit include interest at the LIBOR Margin of 4.5% plus all costs and expenses of the issuer of the letters of credit.
Amounts borrowed under the Revolving Credit Facility may be repaid and borrowed again; all such borrowings must be repaid in full by May 1, 2023. The Company may voluntarily request a reduction of the Revolving Credit Facility at any time. The Credit Agreement provides that the Company may choose an interest rate for loans under the Revolving Credit Facility in the same manner as it does for the Term Loan.
Note 11: Commitments and Contingencies
Operating Lease Obligations
The Company leases its offices and its research and development facilities under various non-cancelable operating leases that expire at various dates through 2030. The Company has executive offices in Ottawa, Ontario that occupy approximately 86,000 square feet under leases that expire on November 30, 2030. The Company also has executive offices in Dublin, California that occupy approximately 19,000 square feet under a lease that expires in November 2030.
Net rent expense for all facilities was $4.8 million and $3.8 million for the year ended December 31, 2019 and the seven months ended December 31, 2018. Rent expense for the Company’s facility leases is recognized on a straight-line basis over the term of the lease. The difference between the amounts paid and the amounts expensed is included in other current liabilities and other long-term liabilities in the Consolidated Balance Sheets.
Other Obligations
Other obligations consist of financial obligations related to purchases of services, automobile leases, and contractual obligations for service center space rentals. The balances outstanding under financial obligations as of December 31, 2019 and 2018 were $1.1 million and $0.1 million.
Contractual Obligations
The following table summarizes the Company’s significant contractual obligations payments, by year, which existed as of December 31, 2019 (in thousands):

		Payments due by year
	Total	2020	2021	2022	2023	2024	Thereafter
Debt obligations including interest	$537,895	$32,492	$32,030	$31,735	$441,638	$—	$—
Management services obligation	15,000	2,500	2,500	2,500	2,500	2,500	2,500
Operating lease obligations	21,001	4,611	4,438	4,126	2,610	1,049	4,167
Other obligations, including interest	3,083	1,365	1,043	566	109	—	—
Total	$576,979	$40,968	$40,011	$38,927	$446,857	$3,549	$6,667
Debt obligations in the table above include interest calculated using the rate in effect as of March 31, 2020. Operating lease obligations are reduced by sublease rental income of $0.1 million in year 2020.
The obligation for management services represents an agreement to pay an annual monitoring fee to Vector Capital Management, L.P., an affiliate of Vector Capital. Vector Capital is a private equity firm affiliated with the Company. The agreement provides for an additional monitoring fee of $2.9 million payable upon any refinancing, recapitalization or other liquidity event, which will be payable upon closing of the acquisition described in Note 15: Subsequent Events.
Guarantees
The Company enters into license agreements and cloud subscription agreements that generally provide indemnification against intellectual property claims for its customers. Due to the inherent uncertainty of future potential intellectual property claims, the Company is unable to estimate the maximum potential amount of any future payments which such indemnification provisions might require. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the consolidated financial statements.

Saba’s license agreements also generally include an assurance-type warranty that its software products if properly installed will substantially operate as described in the applicable program documentation generally for a period of 90 days after delivery. Saba’s cloud subscription agreements generally include a warranty that the subscriptions will conform in all material respects with Saba’s standard end-user documentation. To date, Saba has not incurred or accrued any material costs associated with these warranties.
Other guarantees include promises to indemnify, defend, and hold harmless each of the Company’s executive officers, non-employee directors and former directors, and certain key employees from and against losses, damages, and costs incurred by each such individual in administrative, legal, or investigative proceedings arising from alleged wrongdoing by the individual while acting in good faith within the scope of his or her job duties on behalf of the Company. Due to the inherent uncertainties of any such future proceedings, the Company is unable to estimate the maximum potential amount of future payments under these guarantees. Costs relating to such indemnifications incurred during the year ended December 31, 2019 and the seven months ended December 31, 2018 were not material. No accruals for these guarantees have been made.
Note 12: Partners’ Equity
Partners’ Capital
VTH is a limited partnership formed as an exempted limited partnership pursuant to and in accordance with the Exempted Limited Partnership Law (as amended) of the Cayman Islands. Partner interests consist of Class A, Class B and Class C Units. Units are transferable with the express consent of the Board of Managers. The Board of Managers, which is comprised of Class A unit-holders and the holder of the Exchangeable Shares, has the right to change the number of authorized Class A or Class C Units without the consent of any partners, as long as no partner is disproportionately or adversely affected. The Board of Managers also has the authority to award grants of Class C Units containing vesting schedules and other terms to officers and employees. Units that have been repurchased or ceased to be outstanding may be reissued. The partnership may be dissolved by written consent of the Board of Managers and a majority in interest of the partners.
Authorized and issued partner units as of December 31, 2019 consisted of the following (in thousands, except for Class B Units):

	Issued Units	Authorized Units
Class A	274,160	275,482
Class B	100	100
Class C	57,295	73,568
There were no changes in the number of Class A and Class B partner units outstanding during the year ended December 31, 2019 and the seven months ended December 31, 2018. Changes in the number of Class C units outstanding which represent incentive unit interests are presented in Note 5: Employee Benefit Plans. Class C units issued include 7.5 million units which are not incentive unit interests and are not held by employees.
Net income or losses of the partnership are generally allocable among the partners in proportion to the partners’ respective interests. Class A Units may also be entitled to receive a priority return equal to 8.0% per year compounded quarterly. Class B and Class C Units are intended to be profit interests.
Non-Controlling Interest
The non-controlling interest in VTH consists of 51.4 million Exchangeable Shares of Saba Canada. Holders of the Exchangeable Shares may not vote or attend shareholder meetings, and are not entitled to Saba Canada dividends, although distributions paid to Class A Units may result in an amendment to the exchange ratio of the outstanding Exchangeable Shares at the discretion of the VTH Board of Managers. No net loss of VTH or Saba Canada is attributable to the Exchangeable Shares. A holder of Exchangeable Shares may require VTH on demand to redeem any or all Exchangeable Shares for one Class A Unit per share held plus any outstanding dividend amount. Under certain conditions, which include a sale, public offering, or liquidation of the partnership, VTH will redeem all Exchangeable Shares for Class A Units on a one-for-one basis plus any outstanding dividend amount. The Exchangeable Shares do not represent an economic interest in Saba Canada as of December 31, 2019. With the acquisition of Saba, as described in Note 15: Subsequent Events, the shares will be exchanged into Class A Units of VTH.

Note 13: Litigation
General Litigation Matters
In the ordinary course of business, the Company and its subsidiaries may become party to various legal and regulatory proceedings. Such proceedings often involve complex claims that are subject to substantial uncertainties and unascertainable damages. The Company reviews the status of each litigation or other relevant claim and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed and adjusted as additional information becomes available. If either or both of the criteria are not met, the Company assesses whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss may have been incurred, the Company discloses the estimate of the amount of loss or range of loss, that the amount is immaterial, or that an estimate of loss cannot be made, as applicable.
Litigation Relating to Saba Merger
A stipulation of settlement for the purported-stockholder class-action complaints consolidated under the caption In re Saba Software, Inc. Stockholder Litigation (Consolidated C.A. No. 10697-VCN) was approved by the Court of Chancery in September 2018. In accordance with the terms of the stipulation of settlement, the Company estimates insurers paid approximately $16.5 million, and Saba US paid approximately $1.6 million by November 7, 2018 and approximately $1.5 million by May 31, 2019.
Note 14: Related Party Transactions
Management fees and expenses payable to Vector Capital are presented in the Consolidated Statements of Operations as General and administrative operating expenses, related parties. Amounts due to Vector Capital at December 31, 2019 and 2018 are presented on the Consolidated Balance Sheets as Accounts Payable, related parties.
As of December 31, 2019 and 2018, the Company had outstanding balances due to VC4 Debt Investments (U.S.), LLC and VC5 Debt Investments (Cayman), Ltd., lenders under the Credit Agreement and affiliates of Vector Capital, which are presented on the Consolidated Balance Sheets as Debt obligations, related parties. Principal payments on these obligations are presented on the Consolidated Statements of Cash Flows as Repayments of debt obligations to related parties. Interest payments on these obligations are presented in the Consolidated Statements of Operations as Interest expense, related parties.
The Company had immaterial receivable balances at December 31, 2019 and 2018, and immaterial revenue amounts during the year ended December 31, 2019 and the seven months ended December 31, 2018, from affiliates of Vector Capital Management.
Note 15: Subsequent Events
On February 24, 2020, Cornerstone OnDemand, Inc. ("CSOD") entered into a definitive Purchase Agreement to acquire all issued and outstanding equity interests of the direct and indirect subsidiaries of VTH. The agreement was subsequently amended to adjust the aggregate consideration payable to approximately $1.295 billion, consisting of $1.262 billion in cash, subject to certain adjustments set forth in the Purchase Agreement, and 1,110,352 shares of common stock of CSOD. The transaction closed on April 22, 2020, and VTH’s subsidiaries became wholly-owned subsidiaries of CSOD.
On March 11, 2020, the World Health Organization declared the world-wide spread of the novel coronavirus ("COVID-19") as a global pandemic. The Company has undertaken measures to safeguard its employees and workplaces by enabling employees to work and collaborate remotely, as well as to ensure the continuity of its business and customer support operations to deliver the same level of service that customers expect of the Company today. Management believes the broad industry representation and size of the Company's customers, the recurring nature of its subscription revenues, and the continuous improvements to its cost structure over the past year will assist the Company in mitigating potential impacts of the pandemic, such as slower cash collections, reduced sales activities, restrictions on providing professional services, and the impact of changes in foreign currency exchange rates on assets and liabilities, among others. However, as of June 30, 2020, the date these financial statements were available to be issued, the duration and ultimate impact of the pandemic on the global economy and financial markets cannot be determined, and the Company's management is unable to accurately predict the effect, if any, of the COVID-19 pandemic on the Company's future financial position, results of operations, and cash flows.
The Company has evaluated subsequent events through June 30, 2020, the date on which these consolidated financial statements were available to be issued. Where applicable, such events are appropriately reflected or disclosed in these Consolidated Financial Statements.